Exhibit 99.3

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT

MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 18, 2008 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) Chairman and Chief Executive Officer, Mr. Louis Camilleri, will address investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 12 Noon Eastern Time at www.pmintl.com. An archived copy of the webcast, together with slides, will be available on the same site.

The presentation will include the following key highlights:

•

As indicated in conjunction with the announcement of its third-quarter results, PMI expects to meet the low end of its forecast for 2008 adjusted full-year diluted earnings per share of $3.32 to $3.38 from a 2007 pro-forma adjusted base of $2.79, representing growth of approximately 19% to 21%. Continued volatility in the currency markets, however, could cause the company to either fall short of, or exceed, the low end of the range by $0.01 to $0.02;

•	The company is significantly ahead of schedule regarding its $13 billion, two-year share repurchase program and repurchases in the fourth quarter 2008 will be low;

•	The company’s robust year-to-date September financial results; and

•	Solid business momentum, exciting growth prospects and strong cash flow place PMI in a strong position to weather the current economic turmoil.

The presentation may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

PMI is subject to other risks detailed from time to time in its publicly filed documents, including the Quarterly Report on Form 10-Q for the period ended

About Philip Morris International

Philip Morris International (PMI) [NYSE/Euronext Paris: PM] is the leading international tobacco company, with seven of the world’s top 15 brands including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in over 160 countries. The Company held a 15.6% share of the international cigarette market outside of the United States in 2007. For more information, see www.pmintl.com.

Exhibit 99.3

September 30, 2008. PMI cautions that the list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

For more information, see www.pmintl.com.

Contact:

Investor Relations

New York +1 (917) 663 2233

Lausanne +41 (0)58 242 4666

About Philip Morris International

Philip Morris International (PMI) [NYSE/Euronext Paris: PM] is the leading international tobacco company, with seven of the world’s top 15 brands including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in over 160 countries. The Company held a 15.6% share of the international cigarette market outside of the United States in 2007. For more information, see www.pmintl.com.